Exhibit (i)


KIRKPATRICK & LOCKHART LLP                      1800 Massachusetts Avenue, N.W.
                                                Second Floor
                                                Washington, D. C.  20036-1800
                                                202.778.9000
                                                www.kl.com
October 24, 2002

Morgan Keegan Select Fund, Inc.
Fifty Front Street
Memphis, Tennessee  38108

Dear Sir or Madam:

      You have requested our opinion, as counsel to Morgan Keegan Select Fund, Inc. (the "Company"), a corporation organized under the laws of the State of Maryland on October 27, 1998, as to certain matters regarding the issuance of Shares of the Company. As used in this letter, the term "Shares" means the Class A, C and I shares of common stock of Regions Morgan Keegan Select Capital Growth Fund, Regions Morgan Keegan Select Financial Fund, Regions Morgan Keegan Select Intermediate Bond Fund and Regions Morgan Keegan Select High Income Fund, each a series of the Company, during the time that Post-Effective Amendment No. 10 to the Company's Registration Statement on Form N-1A ("Post-Effective Amendment") is effective and has not been superseded by another post-effective amendment.

      As such counsel, we have examined copies, either certified or otherwise proved to be genuine, of the Company's Articles of Incorporation and By-Laws and such resolutions and minutes of meetings of its Board of Directors as we have deemed relevant to our opinion, as set forth herein. Our opinion is limited to the laws (other than the conflict of law rules) of the State of Maryland that in our experience are normally applicable to the issuance of shares by registered investment companies organized as corporations under the laws of that State and to the Securities Act of 1933 ("1933 Act"), the Investment Company Act of 1940 ("1940 Act) and the regulations of the Securities and Exchange Commission (SEC") thereunder.

      Based upon the foregoing, we are of the opinion that the issuance of the Shares has been duly authorized by the Company and that, when sold, the Shares will have been validly issued, fully paid and non-assessable, provided that (1) the Shares are sold in accordance with the terms contemplated by the Post-Effective Amendment, including receipt by the Company of full payment for the Shares, and compliance with the 1933 Act and the 1940 Act, and (2) the aggregate number of Shares issued, when combined with all other then-outstanding shares, does not exceed the number of Shares that the Company is authorized to issue.

      We hereby consent to the filing of this opinion accompanying the Post-Effective Amendment when it is filed with the SEC and the reference to our firm under the captions "Legal Counsel" in the Statements of Additional Information that are being filed as part of the Post-Effective Amendment.

                                    Sincerely,
                                    /s/ KIRKPATRICK & LOCKHART LLP
                                    KIRKPATRICK & LOCKHART LLP